UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Great Lakes Dredge & Dock Corporation
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Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

April 7, 2011

Dear Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation, to be held on Wednesday, May 4, 2011, beginning at 10:00 A.M. Central Daylight Time at Lewis University, 2122 York Road, Oak Brook, Illinois 60523.

Information about the meeting and the various matters on which the stockholders will vote is described in the Notice of Meeting and Proxy Statement included with this letter. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided as promptly as possible, whether or not you plan to attend the meeting. Finally, a copy of our Annual Report to Stockholders for the year ended December 31, 2010 is also enclosed for your review.

I look forward to greeting you personally at the meeting.

Sincerely,

Jonathan W. Berger

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 4, 2011

TO THE STOCKHOLDERS OF GREAT LAKES DREDGE & DOCK CORPORATION:

Notice is hereby given that the Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation will be held on Wednesday, May 4, 2011, beginning at 10:00 A.M. Central Daylight Time at Lewis University, 2122 York Road, Oak Brook, Illinois 60523 for the following purposes:

1.	To elect as directors the three nominees named in the attached proxy statement, to serve for a three-year term or until their respective successors are elected and qualified;

2.	To ratify Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3.	To conduct an advisory vote on executive compensation;

4.	To conduct an advisory vote on the frequency of an advisory vote on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

Only holders of record of common stock as of the close of business on March 23, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournments of the Annual Meeting.

In accordance with Delaware law, a list of the holders of common stock entitled to vote at the 2011 Annual Meeting will be available for examination by any stockholder for at least 10 days prior to the Annual Meeting for any purpose germane to the Annual Meeting. The list may be reviewed during ordinary business hours at our main office, located at 2122 York Road, Oak Brook, Illinois 60523.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

By Order of the Board of Directors,

Kathleen M. LaVoy

Secretary

Oak Brook, Illinois

April 7, 2011

i

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 4, 2011

This proxy statement and accompanying proxy card were mailed on or about April 7, 2011 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The enclosed proxy materials are being sent to you in connection with the solicitation of the enclosed proxy by the Board of Directors of Great Lakes Dredge & Dock Corporation for use at the 2011 Annual Meeting of Stockholders and at any adjournments of the meeting, sometimes referred to as the “Annual Meeting” in this proxy statement. Throughout this proxy statement when the terms “Great Lakes,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Great Lakes Dredge & Dock Corporation and its subsidiaries. We sometimes refer to our Board of Directors as the “Board.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2011

The Great Lakes Dredge & Dock Corporation Proxy Statement and Annual Report to

Stockholders for the year ended December 31, 2010 are available at www.gldd.com/proxy

Where will the Annual Meeting be held?

The 2011 Annual Meeting will be held on Wednesday, May 4, 2011, at 10:00 A.M. Central Daylight Time, at Lewis University, 2122 York Road, Oak Brook, Illinois 60523 to consider the matters set forth in the Notice of Annual Meeting of Stockholders.

What materials are being sent along with this Proxy Statement?

This proxy statement is being sent along with our Annual Report to Stockholders for the year ended December 31, 2010 (which is not part of the soliciting materials) and the proxy card.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock, par value $0.0001 per share, at the close of business on March 23, 2011 will be entitled to vote at the 2011 Annual Meeting. As of this record date, there were a total of 58,763,633 shares of our common stock outstanding, each share being entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

The presence at the 2011 Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our outstanding common stock will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the Annual Meeting without notice, other than the announcement at the Annual Meeting of such adjournment, until a quorum shall be present or represented.

Even if you plan to attend the Annual Meeting, in order to ensure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described below. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Shares owned by Great Lakes are not voted and do not count for quorum purposes.

Who is the record holder and what if the shares are held through a broker?

If you are the registered holder of shares, then you are the record holder of those shares, and you should vote your shares as described in the next section.

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as being held in “street name,” and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own common stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, including a voting instruction card, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

Under current rules governing brokers registered with the New York Stock Exchange, if you do not instruct your broker how to vote, your broker would have discretionary voting power for ratification of Deloitte & Touche LLP as independent registered public accounting firm (Proposal 2), but would not have discretionary voting power for the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), or the advisory vote on how often stockholders of the Company will be entitled to an advisory vote on executive compensation (Proposal 4).

How do record holders vote their shares?

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1 (866) 894-0537, 24 hours a day, 7 days a week, and following the instructions on our proxy card;

•	By Internet—You can vote by Internet by going to the website www.cstproxyvote.com and following the instructions on our proxy card; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may:

•	vote for the election of our director nominees; or

•	withhold authority to vote for our director nominees.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011 and the approval of the non-binding resolution to approve the compensation of our named executive officers. You may also vote for one of the four choices (every one, two or three years or to abstain) for the non-binding resolution as to the frequency of holding the advisory vote on executive compensation.

What if I do not vote for some of the matters listed on the proxy?

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	our three director nominees;

•	the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011;

•	approval of the advisory vote on executive compensation; and

•	approval of every three years as the frequency of seeking an advisory vote on executive compensation.

How can I revoke my proxy after it is submitted?

A stockholder may revoke a proxy at any time prior to its exercise:

•	by giving to our Secretary a written notice of revocation of the proxy’s authority, such notice to be delivered to our principal executive offices;

•	by submitting a duly elected proxy bearing a later date; or

•	by attending the 2011 Annual Meeting and voting in person.

Who pays the cost of solicitation of proxies for the Annual Meeting?

We are paying the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but the solicitation by mail may be followed-up by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation for such proxy solicitation activity. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our stockholders. We have also engaged Morrow & Co., LLC to assist in the solicitation of proxies for a fee of approximately $6,500, plus reimbursement for out-of-pocket expenses.

Who should I contact with questions?

Please contact Morrow & Co., LLC, our solicitation agent, at the phone number or address listed below with any questions regarding the Annual Meeting.

Morrow & Co., LLC

470 West Avenue—1st Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (800) 607-0088

How many votes are necessary for the election of the proposed nominees to the Board of Directors?

The nominees for director for a three-year term will be elected provided that they receive the affirmative vote of a plurality of the shares present at the Annual Meeting, whether in person or by proxy. This means that, if a quorum is present, because only three directors are nominated for election at the annual meeting, the nominees will be elected to serve as director. Withholding authority to vote for a director nominee is the equivalent of abstaining from the vote. Abstentions and broker non-votes are not counted as votes cast for the purposes of the election of directors.

How many votes are necessary for the approval of our proposed independent registered public accounting firm?

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2011 provided it receives the affirmative vote of a majority of the shares present at the Annual Meeting, whether in person or by proxy. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

How many votes are necessary for the approval of the advisory resolution regarding the compensation of our named executive officers?

Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting. Accordingly, abstentions will count as votes against the proposed resolution. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and our Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

How many votes are necessary for the approval of an advisory resolution as to the frequency of the advisory vote on executive compensation?

The choice of whether to hold the advisory vote on executive compensation once every one, two or three years which receives the highest number of votes will be deemed the choice of the stockholders. Abstentions and broker non-votes are not counted for purposes of determining which choice has been made. Although the outcome of this advisory vote is non-binding, our Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

What other matters will be acted upon at the Annual Meeting?

As of the date of this proxy statement, our Board of Directors does not know of any business that will be presented for consideration at the 2011 Annual Meeting other than the matters described in this proxy statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment.

PROPOSAL 1—ELECTION OF DIRECTORS

Set forth below are the names, ages, positions and biographies of our directors as of April 7, 2011. The Board of Directors, at the recommendation of its Nominating and Corporate Governance Committee, has nominated the three directors identified below for re-election to the Board of Directors for a three-year term:

Name	Year of Birth	Position
Carl A. Albert	1942	Non-executive Director
Jonathan W. Berger	1959	Chief Executive Officer and Director
Bruce J. Biemeck	1949	President, Chief Financial Officer, Treasurer and Director
Stephen H. Bittel	1956	Non-executive Director
Peter R. Deutsch*	1957	Non-executive Director
Nathan D. Leight*	1959	Non-executive Director
Douglas B. Mackie*	1952	Non-executive Director, Chairman Emeritus and Senior Advisor
Jason G. Weiss	1969	Non-executive Director

*	Director nominated for election at the 2011 Annual Meeting.

Composition of the Board of Directors

Our Board is currently composed of eight members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. Deutsch, Leight and Mackie are members of the class whose term expires at the 2011 Annual Meeting, Messrs. Biemeck, Bittel and Weiss are members of the class whose term expires at the 2012 Annual Meeting, and Messrs. Berger and Albert are members of the class whose term expires at the 2013 Annual Meeting.

The Board has nominated Messrs. Deutsch, Leight and Mackie for re-election and the nominees have indicated a willingness to serve. The members of the two other classes of directors will continue in office for their existing terms. Upon the expiration of the term of a class of directors, the nominees for such class will generally be elected for three-year terms at the Annual Meeting of Stockholders held in the year in which such term expires. A plurality of the shares of common stock present and voting at the Annual Meeting is necessary to elect each nominee for director.

The persons named as proxies in the enclosed proxy card will vote the proxies received by them for the election of Messrs. Deutsch, Leight and Mackie, unless otherwise directed. In the event that a nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed proxy card may vote for a substitute nominee at their discretion as recommended by the Board.

Nominees For Election at the 2011 Annual Meeting

Peter R. Deutsch Director (Term expires at 2011 Annual Meeting of Stockholders.)	Mr. Deutsch has served as a member of our Board since our merger with a subsidiary of Aldabra Acquisition Corporation on December 26, 2006, referred to as the “Aldabra Merger” in this proxy statement. He was a member of Aldabra’s Board of Directors from its inception in 2004 until the completion of the Aldabra Merger. Mr. Deutsch also serves on our Audit Committee and our Nominating and Corporate Governance Committee. Mr. Deutsch is an attorney in private practice. Mr. Deutsch was a member of the United States House of Representatives from January 1993 until January 2005 representing the 20th Congressional District of Florida. He served on the House Energy and Commerce Committee from January 1994 until January 2005. He was the Ranking Democrat on the Oversight and Investigations Subcommittee during the 104th, 107th and 108th Congresses. Mr. Deutsch was the Ranking Democrat in the investigations of Enron Corporation, Martha Stewart Living Omnimedia Inc., Bridgestone/Firestone Tires and the conflict of interest abuses at the National Institutes of Health. He was also a member of the subcommittees on Telecommunications and the Internet, the Environment and Hazardous Materials and Consumer Trade and Protection. Prior to serving in Congress, Mr. Deutsch served in the Florida House of Representatives from November 1982 until November 1992, where he served on the Veterans Affairs Committee, the Health Care Committee and the Criminal Justice Committee, and as Chairman of the Insurance Committee. Mr. Deutsch received a B.S. from Swarthmore College and a J.D. from Yale University Law School. Mr. Deutsch’s extensive elected governmental experience makes him a valued member of our Board. He achieved leadership positions in both the Florida Legislature and the United States Congress; his Congressional District included several ports and one of the largest coastlines of any Congressional District in the United States and in Congress he was a leader in several successful major infrastructure appropriation projects.

Nathan D. Leight Director (Term expires at 2011 Annual Meeting of Stockholders.)	Mr. Leight has served as a member of our Board since the Aldabra Merger in December 2006 and was elected Board Chair in March 2011. He was Aldabra’s Chairman of the Board of Directors from its inception in 2004 until completion of the Aldabra Merger. Mr. Leight also serves as the Chairman of our Nominating and Corporate Governance Committee. Mr. Leight has been the senior managing member of Terrapin Partners LLC since 1998, and the managing member and Chief Investment Officer of Terrapin Asset Management, LLC since 2002. Terrapin Partners, LLC is a private investment management firm focused on private equity investing. Terrapin Asset Management, LLC focuses on the management of alternative investment vehicles, including multi-manager hedge fund portfolios and TALF securities. From March 2007 until February 2008 Mr. Leight was the Chairman of Aldabra 2 Acquisition Corp., a blank check company which raised $414 million of gross proceeds in its June 2007 initial public offering. In February 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC, changed its name to Boise Inc., and Mr. Leight became a director of Boise Inc. From September 1998 to March 1999, Mr. Leight served as the interim chief executive officer of e-STEEL LLC, an Internet-based steel marketplace, and from January 2000 to May 2002, he served as interim Chief Executive Officer of VastVideo, Inc., a special interest video content and technology provider. From February 1995 to August 1998, Mr. Leight was employed by Gabriel Capital LP, a hedge fund with assets exceeding $1 billion, and from February 1995 to August 1997, he served as its Chief Investment Officer. From December 1991 to February 1995, Mr. Leight served as a managing director of Dillon Read & Co., an investment bank, where he oversaw the firm’s proprietary trading department. Mr. Leight is also a member of the board of directors of the publicly traded company TradeStation Group, Inc., an online brokerage firm serving active trader and certain institutional trader markets, as well as a member of the board of directors of the Jerusalem Foundation, Inc. (USA) and the Adrienne Arsht Center for the Performing Arts of Miami-Dade County. Mr. Leight received an A.B. from Harvard College (cum laude). Mr. Leight’s twenty-five years of experience in asset and hedge fund management, venture capital and private equity investing as well as his expertise in capital markets provide financial and governance insights and perspectives to our Board. Mr. Leight is the cousin of Jonathan W. Berger, our Chief Executive Officer and one of our directors.

Douglas B. Mackie Director, Chairman Emeritus and Senior Advisor (Term expires at 2011 Annual Meeting of Stockholders.)	Mr. Mackie has served as a member of our Board since 1995 and is presently Chairman Emeritus and a consultant to the Company. He also served as our President and Chief Executive Officer from 1995 until September 2010. He joined Great Lakes in 1978 as Corporate Counsel. In 1987, he was named Senior Vice President. Mr. Mackie earned a J.D. from Northern Illinois University and an M.B.A. from the University of Chicago. He is also the President of the Dredging Contractors of America. Mr. Mackie also served on the Board of Trustees for North Central College in Naperville, Illinois from 2007 to 2009 and served on the Board of Directors for The Steamship Mutual Underwriting Association Limited in London, England for ten years. Mr. Mackie’s firsthand knowledge and experiences as an employee of the Company for over thirty years provide the Board with valuable industry and operational knowledge including vast knowledge of our employees, estimating processes, project management and contractual obligations.

Directors Whose Term Will Continue Following the 2011 Annual Meeting

Bruce J. Biemeck President, Chief Financial Officer, Treasurer and Director (Term expires at 2012 Annual Meeting of Stockholders.)	Mr. Biemeck has served as a member of our Board since the Aldabra Merger in December 2006. Mr. Biemeck has served as our President, Chief Financial Officer and Treasurer since September 2010. From April 1999 until September 2010, Mr. Biemeck was a private real estate investor and developer and acted as an independent consultant. From 1994 to April 1999, Mr. Biemeck was Senior Vice President, Chief Financial Officer and Treasurer of Great Lakes. Mr. Biemeck received a Bachelor of Science degree from St. Louis University and an M.B.A from the University of Chicago and is a Certified Public Accountant and member of the Financial Executives Institute. Mr. Biemeck’s in-depth institutional knowledge of our business, dating back more than 16 years, his prior role as Senior Vice President, Chief Financial Officer and Treasurer and his experience as an investor and consultant, provide a direct benefit to the Board and our stockholders. Mr. Biemeck is a member of the National Association of Corporate Directors.

Stephen H. Bittel Director (Term expires at 2012 Annual Meeting of Stockholders.)	Mr. Bittel has served as a member of our Board since January 2011. He is the Chairman and founder of Terranova Corporation, an owner and operator of a commercial real estate. Mr. Bittel also serves as a member of our Audit Committee and Compensation Committee. In 1999, Mr. Bittel founded Petroleum Realty Investment Partners. Mr. Bittel is a board member and Vice Chairman of Development of the National Jewish Democratic Council, and has led the Greater Miami Jewish Federation’s Washington Mission in 2009 and 2010. Mr. Bittel is also an at-large member of the Democratic National Committee, serving on the Rules and Bylaws Committee. Mr. Bittel currently sits on the Florida International University Foundation and Alonzo Mourning Charities Board of Directors. Mr. Bittel has also been chair of the ICSC Open Air Centers Conference twice, has served on ICSC Capital Marketplace Program Committee and ICSC Florida Conference Program Committee. Mr. Bittel has been a member of the United Jewish Committee Young Leadership Cabinet, the Florida Bar Association, the Mortgage Bankers Association, the Young Presidents Organization (past chairman of the Miami Chapter and the Real Estate Round Table) and has served as Director on the boards of the Community Partnership for the Homeless, the Miami-Dade Expressway Authority, and the Jackson Memorial Hospital Foundation. Mr. Bittel has also served as trustee member for the Greater Miami Chamber of Commerce, United Way of Miami-Dade and Temple Beth Am and has written numerous articles on real estate matters and spoken at professional conferences throughout the United States and Europe. Mr. Bittel graduated magna cum laude from Bowdoin College in 1978 and received a law degree from the University of Miami School of Law in 1982. As a result of these professional experiences, Mr. Bittel brings to the Board a strong background in domestic and international commercial real estate and first-hand knowledge of, and experience with, political processes.

Jonathan W. Berger Chief Executive Officer and Director (Term expires at 2013 Annual Meeting of Stockholders.)	Mr. Berger has served as a member of our Board since the Aldabra Merger in December 2006. Mr. Berger has also served as Chief Executive Officer since September 2010. He was a member of Aldabra’s Board of Directors from its inception in 2004 until the completion of the Aldabra Merger. Mr. Berger was the managing partner at Tellurian Partners, LLC from August 2009 until September 2010. Mr. Berger is a director on the Board of Directors and is Chairman of the Audit and Compensation Committees of Boise Inc., a paper and packaging company. From January 2002 until July 2009, Mr. Berger was a managing director and co-head of Corporate Finance for Navigant Consulting, Inc. (“NCI”), a New York Stock Exchange-listed consulting firm. Mr. Berger was also President of Navigant Capital Advisors, LLC, the wholly owned broker-dealer of NCI during a portion of that time. From January 2000 to March 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From August 1983 to December 1999, Mr. Berger was employed by KPMG, LLP, an independent public accounting firm, where he served as a partner from August 1991 to December 1999; he was in charge of the corporate finance practice for three of those years. Mr. Berger received a B.S. from Cornell University and an M.B.A. from Emory University. Mr. Berger is a Certified Public Accountant. Mr. Berger’s extensive accounting and consulting background and experience provide valuable insight to the Board and management in the areas of finance and strategic planning. Mr. Berger is a member of the National Association of Corporate Directors. Mr. Berger is the cousin of Nathan D. Leight, our Board Chair and one of our other directors.

Carl A. Albert Director (Term expires at 2013 Annual Meeting of Stockholders.)	Carl A. Albert has served as a director since July 2010. Mr. Albert is the Chairman of our Audit Committee and serves on our Compensation Committee. Mr. Albert is also Board Chair of Boise Inc., a paper and packaging company, and has served as a director of Boise, Inc. since 2007. Since 2000, Mr. Albert has also served as Board Chair and Chief Executive Officer of Fairchild Venture Capital Corporation, a private investment firm. From 1990 to 2000, he was the majority owner, Chairman and Chief Executive Officer of Fairchild Aerospace Corporation and Fairchild Dornier Luftfahrt, GmbH, both aircraft manufacturers. After providing start-up venture capital, he served from 1981 to 1988 as the Board Chair and Chief Executive Officer of Wings West Airlines, a regional airline that was acquired in 1988 by AMR Corporation, the parent of American Airlines. Earlier in his career, he was an attorney practicing business, real estate and corporate law. He received a B.A. from the University of California at Los Angeles (UCLA) and an L.L.B. from the UCLA School of Law. Among other qualifications, Mr. Albert brings to the Board extensive experience as a former Chief Executive Officer and board chair of a capital intensive industry, international business experience and legal expertise.

Jason G. Weiss Director (Term expires at 2012 Annual Meeting of Stockholders.)	Mr. Weiss has served as a member of our Board since the Aldabra Merger in December 2006. He was Aldabra’s Chief Executive Officer, Secretary and a member of Aldabra’s Board of Directors from Aldabra’s inception in 2004 until the completion of the Aldabra Merger. Mr. Weiss also serves as the Chairman of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Weiss has been the managing member and sole owner of Terrapin Palisades Ventures, LLC since June 2009. Terrapin Palisades Ventures, LLC is a private investment company and is also a general partner of Terrapin-Fabbri Management Company LLC, which serves as the general partner of several agricultural investment partnerships. In June 2009, Mr. Weiss sold his interest in Terrapin Partners LLC, Terrapin Asset Management, LLC and TWF Management Company LLC, all private equity and asset management companies in which he had been a managing member and co-founder since 1998. From March 2007 until February 2008, Mr. Weiss was the Chief Executive Officer of Aldabra 2 Acquisition Corp. In February 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC, changed its name to Boise Inc., and Mr. Weiss became a director of Boise Inc. From March 1999 to December 1999, Mr. Weiss served as the Chief Executive Officer of PaperExchange.com, Inc., a web-based trading platform for paper and pulp, and from December 1999 to March 2000 he served as Executive Vice President of strategy. He also served as a managing member of e-STEEL LLC, an Internet-based steel marketplace, from September 1998 to March 1999. Mr. Weiss also served as a managing member of American Classic Sanitation, LLC, a temporary site services provider from August 1998 to December 2000 and from January 2004 to March 2004. He also served as its Chief Executive Officer from August 1998 to December 1999. Mr. Weiss has served on the board of directors of Equipois, Inc., a privately held manufacturer of mechanical arms that reduce worker injuries from sustained work with heavy tools. For part of 2009, he served on the board of Underground Solutions, Inc., a publicly traded water infrastructure technology company. Since March 2010, Mr. Weiss has served as a national board member (and member of the finance and investment committees) of The Humane Society of the United States, the largest animal protection organization in the world. Mr. Weiss received a B.A. from the University of Michigan (with Highest Distinction) and a J.D. (cum laude) from Harvard Law School. Mr. Weiss’s legal background and extensive experience with private equity and asset management companies and as a Chief Executive Officer in a variety of industries provide a direct benefit to the Board and our stockholders.

Family Relationships

Two of our directors, Jonathan W. Berger, our Chief Executive Officer, and Nathan D. Leight, our Board Chair, are cousins.

Agreements with Respect to Nominees

There are no agreements with respect to the nominees for director.

Vote Required and Recommendation

The nominees for director will be elected for three-year terms provided that they receive the affirmative vote of a plurality of the shares present at the Annual Meeting, whether in person or by proxy. This means that, if a quorum is present, the three persons receiving the greatest number of votes at the Annual Meeting will be elected to serve as directors. As a result, withholding authority to vote for a director nominee, abstentions, and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE ABOVE NAMED NOMINEES TO THE BOARD OF DIRECTORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board’s current leadership structure consists of an independent Board Chair. Mr. Nathan D. Leight was elected Board Chair in March 2011. Pursuant to the Company’s Bylaws, the Board is permitted to either separate or combine the positions of Chief Executive Officer and Board Chair as it deems appropriate from time to time. We currently separate the roles of Chief Executive Officer and Board Chair in recognition of the differences between the two roles as they are presently defined. At the present time, the Board believes that separation of the positions of Chief Executive Officer and Board Chair improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and ensures a significant role for the Board’s non-management directors in the oversight and leadership of the Company. The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. There are presently five independent directors (Messrs. Albert, Bittel, Deutsch, Leight and Weiss), two management directors (Messrs. Berger and Biemeck) and one director who is concurrently serving as a consultant to the Company (Mr. Mackie). Accordingly, the Board believes its current leadership structure strikes an appropriate balance between independent directors and directors affiliated with the Company, which allows the Board to effectively represent the best interests of the Company and its shareholder base.

When the Chief Executive Officer is concurrently serving as the Board Chair, the Board may elect an independent Lead Director. Until September 7, 2010, Mr. Biemeck served as Lead Director.

The position of the independent Chair, or the Lead Director when the Chief Executive Officer is concurrently serving as the Chair, is intended to provide a check and balance on the role and responsibilities of the Chief Executive Officer. Our independent Chair and/or the Lead Director is expected to, among other things:

•	chair meetings (including executive sessions) of the independent directors;

•	act as principal liaison between independent directors and our Chief Executive Officer;

•

help develop Board agendas with our Chief Executive Officer to ensure that topics deemed important by the independent directors are included in board discussions and sufficient executive sessions are scheduled as needed;

•

advise our Chief Executive Officer on quality, quantity and timeliness of information supplied by management to the independent directors and act as the liaison between independent board members and our Chief Executive Officer to make certain that any additional information requested by board members is included in the materials prepared by management for the Board;

•	communicate regularly with each director to be certain that every director’s views, competencies and priorities are understood; and

•	in conjunction with our Chair, ensure directors and management function as a team in the best interest of all stakeholders.

The independent Chair and/or the Lead Director facilitates the ability of non-management directors to fulfill their responsibilities and provides a structure for communicating any concerns the non-management directors may have directly to our Chief Executive Officer.

The Board’s Role in Risk Management for the Company

As part of our risk management process, senior management discusses and identifies major areas of risk on an ongoing basis and periodically reviews these risks with the Board. In addition, in 2010, the Board adopted an enterprise risk management process designed to enable the Board to best determine our risk management profile and oversee our risk management strategies. The Board delegated oversight of this enterprise risk management process to the Audit Committee. This process employs a framework for identifying and assessing key strategic, operational, financial and compliance risks based upon guidelines of the Committee of Sponsoring Organizations of the Treadway Commission. We have assigned each key risk to a member of our senior management, who serves as the executive risk owner, and is responsible for ongoing risk assessment, management and reduction.

•

On a quarterly basis, our management team performs a reassessment of risk, identifies new risks facing the company and assesses our response activities and controls. The product of this process is a risk management overview that is shared with the Audit Committee. In addition, additional details on these risks are shared with the Audit Committee on request.

•

On an annual basis, our management team completes a company-wide assessment of enterprise risk through additional risk identification techniques. Also, on an annual basis, the full Board will be presented with the risk management overview for more in-depth review of key risks with executive risk owners.

On an ongoing basis, the various committees of the Board address risk in the areas relevant to their scope. For example:

•

The Nominating and Corporate Governance Committee evaluates the Board, individual Board members and the Board committees, oversees compliance with ethics policies and considers matters of corporate governance;

•

The Compensation Committee reviews and approves corporate goals relating to our chief executive officer’s compensation and approves total compensation for our senior executives in a manner that does not encourage excessive risk taking; and

•	The Audit Committee oversees the integrity of our financial reporting process and systems of internal controls.

Board Composition and Committee Structure

Our Board of Directors currently consists of eight members and has a separately standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following table provides membership information as of April 7, 2011 for each of our Committees of the Board of Directors:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Carl A. Albert	X*	X

Stephen H. Bittel**	X	X

Peter R. Deutsch	X		X

Nathan D. Leight			X*

Jason G. Weiss		X*	X

*	Denotes Committee Chairperson

**	Mr. Bittel became a member of our Audit and Compensation Committees on January 13, 2011.

Below is a description of each Committee of our Board of Directors.

Audit Committee.    The Audit Committee is comprised of Messrs. Albert, Bittel and Deutsch, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market. Additionally, our Board has determined that Mr. Albert is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. The Audit Committee charter requires that all of its members be “independent directors,” as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Audit Committee is responsible for:

•	monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	monitoring the independence and performance of our independent auditor and monitoring the performance of our internal audit function;

•	appointing and replacing our auditor and approving any non-audit work performed for us; and

•	providing an avenue of communication among the independent auditor, management and our Board.

The Audit Committee held five meetings during 2010.

Compensation Committee.    The Compensation Committee is comprised of Messrs. Albert, Bittel and Weiss, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market and each of whom are considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement, and an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Tax Code” in this proxy statement.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Compensation Committee is responsible for:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the chief executive officer’s performance in light of these goals and approving the chief executive officer’s compensation level based on this evaluation;

•	screening and recommending to the full Board individuals qualified to become chief executive officer;

•	approving total compensation for senior executives, including oversight of all senior executive benefit plans;

•	overseeing our general cash-based and equity-based incentive plans; and

•	producing a Compensation Committee report on executive compensation as required by the SEC to be included in our annual proxy statement.

The Compensation Committee held three meetings and took three actions by written consent during 2010.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is comprised of Messrs. Deutsch, Leight and Weiss, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Nominating and Corporate Governance Committee is responsible for:

•

developing and recommending qualification standards and other criteria for selecting new directors, identifying individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommending to the Board such individuals as nominees to the Board for its approval;

•	overseeing evaluations of the Board, individual Board members and the Board committees;

•	establishing total compensation for the Board; and

•	overseeing our compliance with ethics policies and considering matters of corporate governance.

The Nominating and Corporate Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Corporate Governance Committee

believes that nominations for election or re-election to the Board should be based on a particular candidate’s merits and our needs after taking into account the current composition of the Board. The Nominating and Corporate Governance Committee considers potential candidates for director who may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional executive search firms, stockholders or other persons. When evaluating candidates annually for nomination for election, the Nominating and Corporate Governance Committee considers all relevant factors regarding the candidates, including an individual’s skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Corporate Governance Committee also seeks to achieve the appropriate balance of industry and business knowledge and experience, including, without limitation, expertise in the dredging industry, in light of the function and needs of the Board, as well as independence, financial expertise, public company experience, personal integrity and reputation. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit our needs are identified and unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating and Corporate Governance Committee. Candidates selected by the Nominating and Corporate Governance Committee are then recommended to the full Board. After the Board approves a candidate, the Chair of the Nominating and Corporate Governance Committee extends an invitation to the candidate to join the Board.

The Nominating and Corporate Governance Committee will consider nominees for election or appointment to the Board who are recommended by our stockholders, provided that a complete description of such nominee’s qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompanies the recommendations, provided further that nominations by stockholders must be made in accordance with our Bylaws. See “Proposals for the 2012 Annual Meeting” below. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, IL 60523 and should not include self-nominations.

The Nominating and Corporate Governance Committee recommended Messrs. Deutsch, Leight and Mackie to the Board as director nominees for election at the 2011 Annual Meeting of Stockholders. See “Proposal 1—Election of Directors.”

The Nominating and Corporate Governance Committee held three meetings and took action by written consent one time during 2010.

Other Committees.    Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Attendance at Board of Directors and Committee Meetings.    Our current Board of Directors held six meetings and took action by written consent seven times during 2010. Each member of the Board attended at least 75% of all meetings of the Board and those Board Committees on which he served in 2010. The members of our Board are encouraged to attend our Annual Meeting of Stockholders. In May 2010, six members of our Board attended our Annual Meeting of Stockholders.

Executive Sessions of Non-Management Directors and Independent Directors

The non-management directors of the Board meet periodically in executive sessions without our management present. The independent directors also meet on occasion or as necessary in executive session.

Until September 7, 2010, Mr. Biemeck, as lead director, served as the Chair of each executive session of independent directors. Following Mr. Biemeck’s election as President, Chief Financial Officer and Treasurer, Mr. Leight has chaired executive sessions of independent directors. Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, IL 60523. Any such communication will be promptly distributed to the directors named in the communication in the same manner as described below in “Communications with the Board of Directors.”

Director Independence

The Board of Directors has determined that Messrs. Albert, Bittel, Deutsch, Leight and Weiss, constituting a majority of the Board, are independent directors, as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In addition, the Board of Directors determined that Mr. Thomas S. Souleles, who resigned from the Board effective as of December 31, 2010, was an independent director. In reaching the conclusion that Mr. Leight is independent, the Board considered the fact that he is the cousin of Mr. Berger. The Board concluded that this relationship did not impact the independence of these directors under applicable NASDAQ Marketplace Rules.

Code of Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to all our employees, including our principal executive officer, principal financial officer, controller, and persons performing similar functions. Our code of ethics can be found on our website at www.gldd.com. We will post on our website any amendments to or waivers of the Code of Business Conduct and Ethics for executive officers or directors, in accordance with applicable laws and regulations. A copy also may also be obtained by writing to our Secretary at our principal executive office.

Communications with the Board of Directors

We have not adopted a formal process for stockholder communications with our Board of Directors, but stockholders and other interested parties can send communications to one or more members of the Board by writing to the Board or to specific directors (including independent directors or Committee chairs) or group of directors at the following address:

Great Lakes Dredge & Dock Corporation Board of Directors

c/o Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Any such communication will be promptly distributed by the Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board of Directors. Every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. To date, we have not considered it necessary to adopt a more formal process for stockholder communications with the Board of Directors. Nevertheless, during the upcoming year the Board of Directors will continue to monitor whether it would be appropriate to adopt a formal process.

Compensation of Directors

Non-employee directors receive compensation for Board service which is designed to fairly compensate directors for their Board responsibilities. An employee director receives no additional compensation for Board service. The Nominating and Corporate Governance Committee has the primary responsibility to review and consider any revisions to directors’ compensation. Director compensation is reviewed annually by the Nominating and Corporate Governance Committee, which recommends any changes to the full Board for approval.

Each of our non-employee directors currently receives an annual retainer of $125,000, payable quarterly in arrears. The retainer is payable 50% in cash and 50% in our common stock. In addition to the retainer fee, our Board approved the fees for committee service set forth below, which are paid in cash to the committee members each quarter in arrears.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chair	$2,500	$1,875	$1,250
Member	$1,250	$937	$625

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2010.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Carl A. Albert	$30,283	$25,984	$56,266
Jonathan W. Berger	$50,270	$42,961	$93,232
Bruce J. Biemeck	$52,874	$42,961	$95,835
Stephen H. Bittel(3)	$—	$—	$—
Peter R. Deutsch	$67,922	$62,495	$130,418
Nathan D. Leight	$66,151	$62,495	$128,647
Douglas B. Mackie	$—	$—	$—
Thomas S. Souleles(4)	$71,256	$62,495	$133,751
Jason G. Weiss	$66,803	$62,495	$129,298

(1)	Messrs. Biemeck and Berger became employees of the Company in September 2010. While employed by the Company, Messrs. Berger and Biemeck are not entitled to additional compensation for serving on the Board. Mr. Mackie was not entitled to compensation when he was an employee of the Company and has waived compensation for serving on the Board while he is serving as a consultant for the Company from September 2010 until September 2011. See the “Summary Compensation Table for Year Ended December 31, 2010” for their employee compensation information.

(2)

Messrs. Deutsch, Leight, Souleles and Weiss each received an award of $62,500 in shares of our common stock, with each such director receiving shares equal to $15,625 on each of March 31, June 30, September 30 and December 31, 2010. Messrs. Berger and Biemeck each received an award of $42,961 in shares of our common stock, with each such director receiving shares equal to $15,625 on each of March 31 and June 30, 2010 and equal to $11,713 on September 30, 2010. Mr. Albert received an award of $25,984 in shares of our common stock, receiving shares equal to $10,359 on September 30, 2010 and $15,625 on December 31, 2010. The shares had a grant date fair value of $5.25 per share on March 31, $6.00 per share on June 30, $5.81 per share on September 30 and $7.37 per share on December 31, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.” The actual number of shares issued to each director is rounded to the nearest whole share to avoid the issuance of fractional shares.

(3)	Mr. Bittel was appointed to the Board effective as of January 1, 2011.

(4)	Mr. Souleles resigned from the Board effective as of December 31, 2010.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors, subject to stockholder ratification, has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2011. During 2010, Deloitte & Touche LLP also served as our independent registered public accounting firm and, in addition, provided certain tax and other audit-related services. See “Matters Related to Independent Public Accountants—Professional Fees.” Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required and Recommendation

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2011 provided it receives the affirmative vote of a majority of the shares present at the Annual Meeting, whether in person or by proxy, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of voting against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and the Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of filings with the SEC and/or written representations and materials furnished to us from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in 2010, except that Mr. Weiss filed one late Form 4—Statement of Changes in Beneficial Ownership with respect to a sale of shares on June 25, 2010, which Form was filed on June 30, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table is based on 58,763,633 shares of common stock outstanding as of March 23, 2011, and sets forth certain information with respect to the beneficial ownership of our common stock as of the same date by:

•	each person whom we know to own beneficially more than five percent of the outstanding shares of our common stock;

•	each of our directors and named executive officers, including our former Chief Financial Officer and Chief Operating Officer; and

•	all of our current directors and executive officers as a group.

Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned.

	Beneficially Owned
	Number of Shares of Common Stock	Percentage of Common Stock
Jennison Associates, LLC(1)	4,650,966	7.9%
BlackRock Inc.(2)	3,390,042	5.8%
Dimensional Fund Advisors LP(3)	3,268,523	5.6%
Rutabaga Capital Management(4)	2,982,310	5.1%
Jonathan W. Berger(5)	70,380	*
Bruce J. Biemeck(5)	52,480	*
Kyle D. Johnson(5)(6)	82,577	*
John F. Karas(5)(7)	69,401	*
Douglas B. Mackie(5)(8)	292,134	*
David E. Simonelli(5)(9)	116,920	*
Richard M. Lowry(5)(10)	405,679	*
Deborah A. Wensel(5)(10)	81,018	*
Carl A. Albert(5)(11)	13,903	*
Stephen H. Bittel(5)	30,800	*
Peter Deutsch(5)	49,774	*
Nathan Leight(5)(12)	1,878,074	3.2%
Jason Weiss(5)(13)	693,736	1.2%
All directors and executive officers as a group (11 persons)	3,350,179	5.7%

*	Denotes less than 1%.

(1)

Jennison Associates LLC (“Jennison”) may be deemed to be the beneficial owner of 4,650,966 shares of our common stock. Jennison has the sole power to vote or direct the voting of 4,641,879 of such shares and the shared power to dispose or direct the disposition of all of such shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of our common stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns

100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to our common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential and, as such, shares of our common stock reported on Jennison’s 13G may be included in the shares reported on the 13G filed by Prudential. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017. The information in this footnote (1) was derived from a Schedule 13G/A filed by Jennison with the SEC on February 10, 2011.

(2)

BlackRock Inc. (“BlackRock”) may be deemed to be the beneficial owner of 3,390,042 shares of our common stock. BlackRock has the sole power to dispose or direct the disposition of all of such shares and the sole power to vote or direct the voting of all such shares. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022. The information in this footnote (2) was derived from a Schedule 13G filed by BlackRock with the SEC on January 21, 2011.

(3)	Dimensional Fund Advisors LP (“Dimensional LP”) may be deemed to be the beneficial owner of 3,268,523 shares of our common stock. Dimensional LP has sole power to dispose or direct the disposition of all of such shares and the sole power to vote or direct the voting of 3,144,471 of such shares. Dimensional LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over our securities that are owned by the Funds, and may be deemed to be the beneficial owner of our shares held by the Funds. However, all securities reported in this proxy statement are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The principal business address of Dimensional LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746. The information in this footnote (3) was derived from a Schedule 13G filed by Dimensional LP with the SEC on February 11, 2011.

(4)	Rutabaga Capital Management (“Rutabaga”) may be deemed to be the beneficial owner of 2,982,310 shares of our common stock. Rutabaga has the sole power to dispose or direct the disposition of all of such shares, the sole power to vote or direct the voting of 2,428,881 of such shares and the shared power to vote or direct the voting of 553,429 of such shares. The principal business address of Rutabaga is 64 Broad Street, 3rd Floor, Boston, Massachusetts 02109. The information in this footnote (4) was derived from a Schedule 13G/A filed by Rutabaga with the SEC on February 3, 2011.

(5)	The address for each of the shareholders listed in the above table, unless otherwise noted, is c/o Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523.

(6)	Includes 26,392 options to purchase Company stock, exercisable within 60 days of March 23, 2011.

(7)	Includes 25,609 options to purchase Company stock, exercisable within 60 days of March 23, 2011.

(8)	Includes 107,788 options to purchase Company stock, exercisable within 60 days of March 23, 2011.

(9)	Includes 29,109 options to purchase Company stock, exercisable within 60 days of March 23, 2011.

(10)	Mr. Lowry and Ms. Wensel are no longer employed by the Company. The shares listed are as of their last day of employment with the Company.

(11)	Includes 10,000 shares of common stock held by the Albert-Schaefer Trust, a trust established for the benefit of Mr. Albert and his wife, of which Mr. Albert and his wife are co-trustees.

(12)	Includes (i) 367,250 shares of common stock held by the Leight Family 1998 Irrevocable Trust, a trust established for the benefit of Mr. Leight’s family of which his wife is the trustee and (ii) 4,000 shares of common stock held by various family trusts.

(13)	Includes (i) 666,562 shares of common stock held by the Jason G. Weiss Revocable Trust dated August 2, 2000 and (ii) 100 shares of common stock held by the wife of Mr. Weiss.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis, or CD&A, provides information relevant to understanding the 2010 compensation of our executive officers identified in the Summary Compensation Table on page 38, whom we refer to as our named executive officers. The following discussion also contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of our management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

The Compensation Committee, of which Mr. Weiss is Chairman, is responsible for the oversight, implementation and administration of all of the executive compensation plans and programs. The Compensation Committee determines all of the components of compensation of the chief executive officer, and, in consultation with the chief executive officer, determines the compensation of the remaining executive officers.

Below we provide a more detailed explanation of the compensation and benefit programs for our named executive officers, including a description of our philosophy, plans and processes.

Compensation Policies and Practices

The Compensation Committee believes that a significant portion of annual and long-term compensation paid to our named executive officers should be closely aligned with our operating and financial performance on both a short-term and long-term basis. The goal of our executive compensation programs is to provide our named executive officers with compensation and benefits that are fair, reasonable and competitive in the marketplace. In addition, these programs are intended to help us recruit and retain qualified executives, and provide rewards that are linked to performance while also aligning the interests of our executive officers with those of our stockholders. Specific objectives of this philosophy are as follows:

•	To attract, motivate and retain highly experienced executives who are vital to our short- and long-term success, profitability and growth;

•	To achieve accountability for performance by linking annual cash awards to achievement of measurable performance objectives; and

•	To align the interests of executives and shareholders by rewarding executives for the achievement of strategic goals that successfully drive our operations and thereby enhance stockholder value.

Executive compensation consists of base salary, annual cash bonus incentives and long-term incentive awards under the Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan, referred to as the “2007 Plan.” Our executive compensation programs are designed to encourage executive officers to operate the business in a manner that enhances stockholder value in both the short and long term. A substantial portion of the executive’s overall compensation is tied to our financial performance, specifically EBITDA, which represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense. EBITDA is not a term defined under accounting principles generally accepted in the United States of America, referred to as “GAAP.” The compensation philosophy provides for a direct relationship between compensation and the achievement of our goals and seeks to include management in upside rewards and downside risk. In addition, we use the 2007 Plan to further align the interests of management with those of our stockholders by granting restricted stock units and stock options which tie the compensation of our executives to the creation of long term stockholder value. In addition, the awards under the 2007 Plan vest over a number of years, thereby creating a retention incentive for our executive officers.

We offer total compensation packages at levels we believe are required to attract and retain qualified employees and officers, including named executive officers. In assessing appropriate levels of total compensation and benefits, the Compensation Committee uses a variety of techniques and generally compares our compensation levels to the market.

Risk Assessment Process

We do not believe risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company or our business. We reached this conclusion after a review of the compensation procedures and structures by which compensation decisions are made. The Compensation Committee reviews and approves corporate goals relating to our chief executive officer’s compensation and approves total compensation for our senior executives. In addition, as part of our risk management process, senior management periodically identifies and discusses major areas of risk with the Board. As a result, the Compensation Committee, as a subset of the Board, is able to consider such risks when reviewing our compensation policies. We believe that this interplay between senior management and our Board establishes a procedure that is likely to prevent management from undertaking excessive, unnecessary or imprudent risks and provides reasonable assurance that the level of risk that management does take is not reasonably likely to have a material adverse effect on the Company.

In addition, we believe that excessive risk-taking is not encouraged or rewarded under our incentive award plans for 2010. Our Annual Cash Bonus Plan pays an annual formula-driven bonus award that is determined based on the relationship between actual dredging EBITDA and budgeted dredging EBITDA. The Compensation Committee retains discretion to adjust actual dredging EBITDA in order to assure that the intents and purposes of the Annual Cash Bonus Plan are met. The retention of this discretion serves to discourage excessive risk-taking because an executive that takes an excessive risk may not be rewarded, despite achievement of the EBITDA objective, if the Compensation Committee believes that such risk was inconsistent with our desire to align management objectives with stockholder interests. Further, awards granted in 2010 under our 2007 Plan consisted of stock options with a vesting period of three years and restricted stock units that vest on the third anniversary of the grant date. These equity awards were structured to induce our executive officers to focus on the long-term capital appreciation of the Company rather than a short-term increase in stock price, which could induce excessive risk-taking. Based on the foregoing, we concluded that excessive risk-taking was not encouraged or rewarded under our equity incentive awards for 2010. For a further discussion of our incentive award plans, see “Components of Total Compensation” below.

Role of Compensation Consultants

Since November 2010, our Compensation Committee has engaged the services of Frederic W. Cook & Co., Inc. (“Cook”) as a compensation consultant to advise the Compensation Committee on the reasonableness of compensation levels and on the appropriateness of compensation program structure in supporting the Company’s business objectives. Since engagement, Cook has gathered background data to ensure a common understanding of the existing components of compensation and interviewed certain members of our management and the Board to obtain a clear understanding of the Company’s business objectives and those objectives’ implications for compensation strategy. In 2011, the Compensation Committee began working with Cook to perform a competitive analysis of executive compensation levels, incentive program design practices, and levels of share usage, fair value transfer and potential dilution. Cook’s work was not a factor in decisions with respect to compensation of our executive officers in 2010. Cook was engaged by and reports directly to the Compensation Committee, and works directly with management under the direction of the Compensation Committee. Cook does not perform any other services for the Company. Billing by Cook is provided directly to, and approved for payment by, the Compensation Committee.

Until May 2010, our Compensation Committee utilized the services of Meridian Compensation Partners, LLC (“Meridian”) as a compensation consultant to advise the Compensation Committee on matters related to the design and implementation of awards under our 2007 Plan for grants awarded in 2010. The Compensation Committee engaged Meridian to review and make recommendations regarding our executives’ total compensation as compared to a peer group developed in connection with this review.

The peer group consisted of the following companies:

Ameron International Corporation	Insituform Technologies	Sterling Construction
AZZ Incorporated	MasTec Inc.	Superior Well Services Inc.
Dycom Industries Inc.	Michael Baker Corp	Team Inc.
Furmanite Corp.	Orion Marine Group	Tetra Tech Inc.
Global Industries LTD	Pike Electric Corp.	Willbros Group Inc.
Granite Construction Inc.

Meridian also provided verbal advice to the Compensation Committee during individual calls with the Chair of the Compensation Committee to provide counsel on general and specific issues. Meridian did not provide services relating to any other components of total compensation during 2010. Meridian was engaged by and reported directly to the Compensation Committee, and worked directly with management under the direction of the Compensation Committee. Meridian does not perform any other services for the Company. Billing by Meridian was provided directly to, and approved for payment by, the Compensation Committee.

In September 2010 management engaged Hay Group, Inc. (“Hay”) to conduct a review of the Company’s annual incentive plans and benefit plan program for all employees throughout the organization, and to provide advice and recommendations for improvement based on market practice and best practices. In 2011, management engaged Hay to conduct a market salary review and to provide recommendations to ensure competitiveness on a total cash basis. Hay did not provide services relating to any other components of total compensation during 2010. Hay was engaged by senior management and reported directly to the Company’s Human Resources Manager, and worked directly with senior management under the direction of the Company’s Human Resources Manager. Billing by Hay is provided to, and approved for payment by the Company’s Human Resources Manager. In addition, in June 2010 management engaged the services of the Hay as a compensation consultant to search for a new Third Party Administrator for the Company’s Health Plan and to advise the Company on plan design changes to better align the plan with competitive practices and healthcare reform legislation. In 2010, Hay also periodically provided verbal advice to management on the Company’s benefit plan program.

The Annual Compensation Process

Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer and our President, Chief Financial Officer and Treasurer, no executive officers are involved in making recommendations for executive officer compensation. No officers are involved in determining director compensation.

In the first quarter of each year, typically in January, the Compensation Committee reviews our Chief Executive Officer’s recommendations and our historical pay and company performance information. As part of this process, the Compensation Committee reviews a comprehensive overview of the aggregate value of the total compensation and benefits provided to executive officers. Following the review process, the Compensation Committee determines the annual base salary and approves the annual budgeted dredging EBITDA for our Annual Cash Bonus Plan for the upcoming year for our Chief Executive Officer and the other named executive officers. The Compensation Committee then reports to the non-management members of the Board regarding their review process and its compensation determinations. Beginning in 2009, the Compensation Committee’s review included consideration of the value of restricted stock unit grants and the number of stock options, if any, to be awarded during that year. It is the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Board of Directors meeting at which such awards are approved by the non-management members of the Board of Directors upon the recommendation of the Compensation Committee, based upon the fair market value of our common stock as of the date of the award.

In April 2010, Richard M. Lowry’s position with the Company was eliminated and he separated from the Company. In addition, in September 2010, Douglas B. Mackie and Deborah A. Wensel resigned and Jonathan W. Berger was appointed Chief Executive Officer and Bruce J. Biemeck was appointed President, Chief Financial Officer and Treasurer. Per our employment agreements with Messrs. Berger and Biemeck, their 2010 bonuses were set at $250,000 each, to be paid half in cash and half in stock. In addition, in accordance with their employment agreements, in September 2010, each of Mr. Berger and Mr. Biemeck were awarded $50,000 in stock pursuant to which the Company issued 9,208 shares of common stock to each of Mr. Berger and Mr. Biemeck at a grant price of $5.43.

As part of the annual long-term incentive grant process, in May 2010, the Compensation Committee granted equity awards to our then current executive officers and other employees pursuant to the 2007 Plan in the form of stock options and restricted stock units. In connection with these grants, the Compensation Committee determined the value of the award to be made to each recipient thereof and determined the terms and conditions of the awards including the applicable vesting criteria. For restricted stock unit awards, the value of an award is converted to a number of restricted stock units based upon the closing price of our common stock on the NASDAQ Global Market on the grant date. For stock option awards, the value of an award is converted to options to purchase a number of our shares based upon the closing price of our common stock on the NASDAQ Global Market on the grant date and the Black-Scholes option pricing model.

Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation packages, and decide whether changes should be made in the components of the package and/or the mix of the package or whether special awards are appropriate or desirable. No such changes were made for any named executive officers in 2010, as discussed below.

Components of Total Compensation

Our compensation and benefits package for named executive officers consists of base salary, an annual cash bonus opportunity, long term incentive awards and certain other Company programs. Each component is designed to contribute to a total compensation package that is competitive and appropriately performance-based, and to create incentives for our named executive officers that coincide with our goals and objectives. In determining the total compensation of the named executive officers, the Compensation Committee considers our operating and financial performance as a whole, as well as each executive’s execution of his or her responsibilities associated with each of his or her respective positions. The Compensation Committee believes that named executive officer compensation should include a significant company performance-based component. The table below illustrates how the primary components of target executive compensation (base salary, annual cash incentive opportunity and long-term equity incentive opportunity) were allocated in 2010.

Name	Base Salary	Annual Cash Incentive	Long Term Equity Incentive	Other Compensation
Jonathan W. Berger	27%	23%	33%	17%
Bruce J. Biemeck	25%	24%	33%	18%
David E. Simonelli	33%	35%	26%	6%
Kyle D. Johnson	40%	38%	13%	9%
John F. Karas	40%	38%	13%	9%

Base Salary.    Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When determining the 2010 base salaries of the executive officers, a number of factors were considered, including the individual’s duties and responsibilities, our ability to replace the individual and market data on similar positions with competitive companies as such information becomes available to us informally through recruitment, search consultants in connection with recent hiring efforts and through our directors’ experience with other companies. We seek to maintain base salaries that are competitive with the marketplace to allow us to attract and retain executive talent. Salaries for executive officers are reviewed on an annual basis, typically in the first quarter, by the Compensation Committee, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances may require review. Increases in salary are based on evaluation of factors such as the individual’s level of responsibility and performance. In 2010, Mr. Simonelli was promoted to President of Dredging Operations, or “PDO,” and his annual salary was increased to $300,000. This reflects Mr. Simonelli’s increased responsibility. In 2010, Mr. Johnson’s salary was increased 6.57% to $178,500 and Mr. Karas’ salary was increased 10.62% to $177,000. Each of these increases was based on the individual’s performance and level of responsibility. In 2010 the salaries of Mr. Mackie, Ms. Wensel and Mr. Lowry were not increased. In accordance with their employment agreements, the base salaries of Messrs. Berger and Biemeck were $450,000 and $425,000, respectively.

Annual Cash Bonus Incentive.    We maintain an Annual Cash Bonus Plan, or Bonus Plan, pursuant to which senior management employees are eligible to receive annual bonuses equal to a percentage of their annual salary with actual payouts determined based upon our achievement of a budgeted EBITDA attributable to our dredging segment. For purposes of the Bonus Plan, budgeted EBITDA is set annually by the Board of Directors. EBITDA under the Bonus Plan is calculated as earnings before interest, taxes, depreciation and amortization attributable to our dredging segment. We believe that dredging EBITDA, a non-GAAP financial measure, is helpful in assessing and highlighting trends in the overall performance of our dredging business, because it is a transparent measure of our operating performance. In February 2010, the Board of Directors set $67.9 million as 2010 budgeted EBITDA attributable to our dredging segment; this was the same as our internal 2010 budgeted dredging EBITDA. The Compensation Committee periodically reviews the Bonus Plan to ensure that it continues to provide an appropriate short-term incentive to our named executive officers. Effective January 1, 2011, the Annual Cash Bonus Plan was renamed the Annual Bonus Plan and amended to allow for annual bonus incentives to be paid in both cash and stock.

The Compensation Committee retains discretion to adjust actual dredging EBITDA in order to assure that the intents and purposes of the Bonus Plan are effectuated. Reasons for adjustments could include the effects of unanticipated events that, unless excluded, would be inconsistent with the alignment of the interests of named executive officers with those of our stockholders and to provide financial incentives to named executive officers to effectively implement our business plan and goals. In 2010, no adjustments were made to actual dredging EBITDA.

The following table identifies the annual cash bonus incentive opportunities with respect to 2010 for our named executive officers based on the level of dredging EBITDA actually achieved as a percentage of the 2010 adjusted budgeted dredging EBITDA:

Actual Dredging EBITDA (as defined)	Bonus Award Opportunity— CEO and COO*	Bonus Award Opportunity— PDO and SVPs
=90% of Budgeted EBITDA	35% of annual salary	23.75% of annual salary
=Budgeted EBITDA	70% of annual salary	47.5% of annual salary
=120% of Budgeted EBITDA	140% of annual salary	95% of annual salary

*	Due to our senior management restructuring in 2010, none of Messrs. Berger, Biemeck, Mackie or Lowry or Ms. Wensel participated in the Bonus Plan.

Between each budgeted EBITDA threshold, the bonus pool is interpolated based upon actual dredging EBITDA.

In 2010, Messrs. Simonelli, Johnson and Karas were eligible to participate in the senior management provisions of our Bonus Plan. In 2010, Messrs. Berger and Biemeck did not participate in the Bonus Plan because they became executive officers late in the year; instead they were paid bonuses in accordance with their employment agreements. Commencing in 2011 their bonus compensation will be paid under the provisions of our Bonus Plan. For 2010, actual dredging EBITDA was $101.4 million, which was in excess of 120% of budgeted dredging EBITDA. Accordingly, we paid bonuses of 95% of annual salary to each of Messrs. Simonelli, Johnson and Karas. On March 15, 2011, Mr. Simonelli received a cash bonus of $285,000, Mr. Johnson received a cash bonus of $169,575 and Mr. Karas received a cash bonus of $168,150 with respect to our performance in 2010. In accordance with their employment agreements, Messrs. Berger and Biemeck each received a bonus of $250,000 for 2010; 50% of which was paid in cash and 50% of which was awarded in stock. The cash portion was paid on January 21, 2011. The stock portion was awarded on March 14, 2011 and 16,490 shares were issued to each of Messrs. Berger and Biemeck at a grant date fair value of $7.58.

In light of their separations from employment, none of Mr. Mackie, Ms. Wensel or Mr. Lowry received a bonus under our Bonus Plan for 2010.

We do not generally provide any cash bonuses to our executive officers outside of the Bonus Plan. However, in extraordinary circumstances, we may grant discretionary cash bonuses to our executive officers if an executive officer is not eligible to participate in the Bonus Plan or if we believe that the Bonus Plan does not provide adequate incentive compensation to an executive officer.

Long Term Incentive Awards.    Long-term equity incentive awards are equity awards designed to attract and retain executives, and to strengthen the link between compensation and increased stockholder value. Prior to 2008, equity awards were not included as part of our executive compensation arrangements. However, the Board believes that equity awards align the interests of management, employees and our stockholders. Long-term equity awards are granted in the Compensation Committee’s discretion and may be made under the 2007 Plan in various forms, including restricted stock units, restricted stock and/or stock options.

The Compensation Committee and management regularly monitor the environment in which we operate, and make changes to our equity program to help us meet our goals, including achieving long-term stockholder value and attracting, motivating and retaining top talent. The Compensation Committee intends for our equity program to remain flexible to meet future market conditions and will change the program if conditions warrant. The Compensation Committee considers it important to retain a balance between awards that provide incentive value, such as options, and awards that provide more retention value, such as time-based restricted stock units. In considering whether to grant restricted stock units, stock options, other types of awards, or a combination of awards, the Compensation Committee reviews our overall performance for the prior year, the executives’ level of responsibility, historical award data, compensation practices at peer companies, the value of awards already held by named executive officers and other relevant data.

Individual grants to each named executive officer are determined based on a variety of factors. For 2010, we targeted the economic value of our equity awards to be in approximately the 50th percentile of those awards granted by our peer group. Variations from this target percentile resulted from a number of considerations. These included a named executive officer’s job performance and contributions, skill set, prior experience, and time in his position with us, as well as internal equity considerations, pressures to attract and retain talent, and business conditions.

In May 2010, the Compensation Committee granted long-term equity incentive awards of stock options and restricted stock units. Messrs. Berger, Biemeck and Lowry did not receive an award as they were not employees at the time of the grant. Messrs. Mackie, Simonelli, Johnson and Karas and Ms. Wensel all received grants of restricted stock units and stock options. For our named executive officers, 62% of the economic value of the 2010 long-term equity incentive awards was granted in the form of stock options and 38% of the economic value was granted in the form of restricted stock units. Overall, the 2010 equity awards were targeted to be equivalent to a value of approximately 70% of base salary for each of Messrs. Mackie and Simonelli, 57% of base salary for Ms. Wensel and 31% of base salary for each of Messrs. Johnson and Karas. We selected these values for Messrs. Mackie and Simonelli and Ms. Wensel to more closely align the value of their awards with the 50th percentile of our peer group than the value awarded in prior years. We selected these values for Messrs. Johnson and Karas based upon the value of awards made to similarly salaried employees at other public companies with revenue of less than $1 billion, adjusting for the level of responsibility Messrs. Johnson and Karas have at the Company. The goal of stock options is generally to focus executives on increasing shareholder value through stock price appreciation, and therefore we have emphasized stock options in our grants to named executive officers. The stock option awards made in 2010 have an exercise price equal to the fair market value of our common stock on the effective date of the grant and vest in three equal tranches on May 27, 2011, 2012 and 2013, provided the named executive officer is employed by us as of each vesting date. Restricted stock units are meant to encourage executive retention and align the interests of management with those of our stockholders while providing a vehicle that complements the attributes of stock options. Restricted stock unit awards granted in 2010 vest fully on May 27, 2013, provided the named executive officer is employed by us as of such vesting date.

Ms. Wensel forfeited the options and restricted stock units that were granted in 2010. Mr. Mackie still retains his and they will fully vest in September 2011 in accordance with his Separation Agreement.

Other Programs.    The named executive officers participate in the same benefits programs that are provided to other employees, including life and medical insurance and 401(k) matching and profit sharing. Messrs. Simonelli, Johnson and Karas were also provided a car allowance. Our 401(k) plan provides that we will match, dollar for dollar, up to 6% of an employee’s salary and bonus that is contributed to his or her 401(k) account. We also sponsor a 401(k) lost benefit plan, which provides an additional bonus to executive officers who are unable to obtain the maximum tax-deferred benefits allowed by our 401(k) plan due to IRS limits under Sections 402(g)(3) and 415(c)(1)(A) of the Tax Code. The 401(k) lost benefit plan provides additional compensation to make up for the lost tax benefit and Company match on the difference of 6% of the executive’s salary and bonus over the maximum contribution allowed by the IRS elective deferral limits. This amount is then grossed up and paid as cash compensation to the executive.

We also may provide a profit share contribution to an employee’s 401(k) account as a percentage (between 0% and 10%) of the employee’s salary. However, the IRS limits the total annual contribution for an employee into a qualified plan. This amount was $49,000 for 2010. We therefore provide additional compensation to make up for the lost profit sharing amount which cannot be contributed because the executive has hit the maximum annual contribution amount allowed by the IRS limitations. This amount is also grossed up and paid as cash to the executive.

We do not sponsor any defined benefit plans or deferred compensation plans.

Performance Goals.    The Compensation Committee has determined that overall Company performance is the criteria that should drive short-term and long-term incentive compensation. As a result, amounts payable to our named executive officers under the Bonus Plan are determined based upon our achievement of dredging EBITDA, as opposed to the attainment of individual performance goals. Likewise, vesting of awards under the 2007 Plan is based upon the passage of time and the executive’s continued employment by the Company, as opposed to individual performance objectives. The Compensation Committee believes that the ability of our named executive officers to act as a team is fundamental to our level of overall profitability and long-term value. Accordingly, the Compensation Committee believes that its use of overall Company performance as a basis for incentive compensation serves to enhance teamwork among our named executive officers.

Employment Agreements

We have entered into employment agreements with each of Mr. Berger and Mr. Biemeck. The employment agreements, other than specific levels of compensation and certain severance payment terms, are substantially similar to each other. The employment agreements set forth a general framework for compensation, and generally set minimum levels of salary, job responsibilities and severance arrangements governing the obligations of the parties in respect of the Company’s termination of the executive’s employment with or without “cause,” the executive’s voluntary resignation or the Company’s termination of the executive’s employment following a “change in control.” These terms are defined, and the implications of a termination of employment for any of these reasons is set forth in this proxy statement under “Executive Compensation—Executive Employment Arrangements.” The basic structure of the terms of the employment arrangements, including termination and change in control arrangements, is a result of negotiated agreements intended to insure retention of senior management by providing financial security and stability, and were structured to provide economic incentives for continued compliance with the continuing non-competition and confidentiality covenants, which survive termination of employment. These agreements do not provide for excise tax gross-ups on excess parachute payments. We had employment agreements with each of Mr. Mackie and Ms. Wensel until their resignations and with Mr. Lowry until the termination of his employment. See “Separation Agreements with Former Executives.” We have not entered into an employment agreement with Messrs. Simonelli, Johnson or Karas.

Other Severance and Change-in-Control Benefits

In the event that we terminate the employment of Messrs. Simonelli, Johnson and Karas, other than for cause, our severance policy provides for our payment of severance compensation based on years of service. In addition, under the award agreements governing the restricted stock units and stock options held by our named executive officers, the awards will immediately vest upon the death or disability of the named executive officer, or may be accelerated at the discretion of the Board upon a change in control of the Company. The implications of a termination of employment is set forth in this proxy statement under “Executive Compensation—Other Potential Post-Employment Payments.” We believe that these arrangements are typical for similar level executives, encourage employee retention and generate employee loyalty.

Separation Agreements with Former Executives

On September 7, 2010, Douglas B. Mackie, our former President and Chief Executive Officer, resigned and entered into a Consulting Agreement and a Separation Agreement. Mr. Mackie continues to serve as Chairman Emeritus and a director through his current term which expires at the 2011 Annual Meeting of Stockholders. Under the Consulting Agreement, Mr. Mackie will provide specified consulting services for one year and will receive an aggregate of $437,500 payable in four declining installments in September 2010 and January, April and July 2011. Mr. Mackie is subject to certain restrictive covenants, including non-competition and non-solicitation during the period of consulting services and for an additional three years. The Company’s obligations under the Separation Agreement are conditioned on Mr. Mackie’s release of the Company from all claims and his agreement not to bring any action or litigation against the Company for claims which may have arisen during his employment.

Under the Separation Agreement, the Company will pay Mr. Mackie an aggregate of $906,000 (equal to two times his then annual base salary), payable in equal installments on each regularly scheduled payroll pay date during the 24 month period beginning on September 7, 2011. Following the effective date of the General Release which occurs after the end of the consulting services in September 2011, Mr. Mackie shall receive a lump sum of $1,268,414 (equal to two times his 2009 bonus), a lump sum lost 401(k) plan benefit payment of $365,087, and a lump sum $26,400 car allowance. Mr. Mackie will receive a continuation of employer contributions to premiums for group medical and dental plans during the 24 month period following separation and will receive vesting and years of “service” credit for purposes of the

2007 Plan from the 24 month period following his separation date and his eligibility for “retirement” will be determined by his age and years of “service” at the end of the 24 month period. The Company will provide Mr. Mackie an office for one year following the consulting period.

Deborah A. Wensel, our former Senior Vice President, Chief Financial Officer, Treasurer and Secretary also announced her resignation effective September 7, 2010. In connection with Ms. Wensel’s resignation, she entered into a Consulting and Separation Agreement and General Release which provides that the Company will pay her an aggregate of $525,000, in equal installments on each regularly scheduled payroll pay date during the 12 month period beginning on September 7, 2010. Ms. Wensel will also receive a continuation of employer contributions to premiums for group medical and dental plans during that period. Ms. Wensel provided certain consulting services through December 31, 2010 and is subject to certain restrictive covenants, including non-competition and non-solicitation for 18-months. On terms set forth in the General Release, Ms. Wensel agreed to release the Company from any and all claims and agreed not to bring any action or litigation against the Company for claims which may have arisen during her employment.

Effective April 19, 2010, the Board of Directors of the Company decided to eliminate the position of Chief Operating Officer and create a new position, President of Dredging Operations. In connection with this operational restructuring, Richard M. Lowry, Chief Operating Officer, left the Company and received severance in accordance with his Employment Agreement. Accordingly, the Company paid Mr. Lowry a lump sum equal to two times his base salary and bonus, or $874,000 and $1,223,608, respectively. In addition, unvested options and restricted stock units held by Mr. Lowry that were scheduled to vest within two years after his separation date vested immediately, which resulted in 13,302 restricted stock units and 77,872 options vesting as of his separation date. Mr. Lowry also received two years of continued benefits, resulting in a lump sum payment of $257,746 in 401(k) lost benefits, $32,000 of profit sharing, $33,000 of 401(k) matching, $24,000 of car allowance and $29,453 of additional lost benefits.

Tax Considerations

We generally will be entitled to a tax deduction in connection with awards under the Equity Award Plan in an amount equal to the ordinary income realized by participants and at the time the participants recognize such income. Special rules limit the deductibility of compensation paid to our named executive officers. Under section 162(m) of the Tax Code, the annual compensation paid to our chief executive officer and our three other most highly compensated executive officers, other than our chief financial officer, will be deductible to the extent it does not exceed $1,000,000 or satisfies certain conditions set forth in section 162(m) relating to qualifying performance-based compensation plans.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010.

The Compensation Committee of the Board:

Jason G. Weiss, Chairman

Carl A. Albert

Stephen H. Bittel

EXECUTIVE COMPENSATION

Summary Compensation Table For Year Ended December 31, 2010

The following table sets forth the compensation for the services in all capacities to us or our subsidiaries for the years ended December 31, 2010, 2009 and 2008 of (a) our Chief Executive Officer, (b) our Chief Financial Officer, (c) our former Chief Executive Officer, (d) our former Chief Financial Officer, (e) a former executive officer who would have been included in the table if he had been employed by the Company on December 31, 2010, and (f) the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, employed by us as of December 31, 2010, whose total annual salary and bonus exceeded $100,000, referred to as the “named executive officers” in this proxy statement:

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Jonathan W. Berger(5)	2010	$193,452	(6)	$125,000	(7)	$217,962	(8)	$—	$—	$36,545	$572,959
Chief Executive Officer
Bruce J. Biemeck(9)	2010	$188,101	(10)	$125,000	(11)	$217,962	(12)	$—	$—	$31,330	$562,393
President, Chief Financial Officer and Treasurer
David E. Simonelli	2010	$269,568		$—		$75,998		$134,770	$285,000	$84,015	$849,351
President of Dredging	2009	$185,000		$—		$20,273		$44,703	$175,754	$48,300	$474,030
Operations	2008	$185,000		$126,274	(13)	$29,149		$29,429	$—	$42,118	$411,970
Kyle D. Johnson	2010	$178,500		$—		$20,998		$36,954	$169,575	$52,284	$458,311
Senior Vice	2009	$167,500		$—		$18,355		$40,475	$159,129	$45,093	$430,552
President— Operations	2008	$167,500		$114,329	(13)	$26,471		$26,725	$—	$38,086	$373,111
John F. Karas(14)	2010	$177,000		$—		$20,497		$36,411	$168,150	$51,541	$453,599
Senior Vice President— Estimating
Douglas B. Mackie	2010	$310,580		$—		$120,002		$217,373	$—	$3,472,714	$4,120,669
Former President and	2009	$453,000		$—		$49,641		$109,463	$634,207	$183,490	$1,429,801
Chief Executive Officer	2008	$453,000		$—		$74,945		$140,524	$455,655	$162,705	$1,286,829
Deborah A. Wensel,	2010	$192,655		$—		$59,998		$108,687	$—	$477,973	$839,313
Former Senior Vice	2009	$281,000		$—		$30,793		$67,902	$266,954	$94,474	$741,123
President, Chief Financial Officer and. Treasurer	2008	$281,000		$—		$46,488		$87,168	$191,797	$79,553	$686,006
Richard M. Lowry	2010	$130,769		$—		$—		$—	$—	$2,739,434	$2,870,203
Former Executive	2009	$437,000		$—		$47,888		$105,597	$611,804	$175,143	$1,377,432
Vice President and Chief Operating Officer	2008	$437,000		$—		$71,964		$134,941	$439,559	$155,071	$1,238,535

(1)	Represents the grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. The grant date fair value is computed using the closing price of the shares on the grant date.

(2)

Represents the grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value is computed using the Black Scholes option pricing model and includes assumptions about the expected life and stock price volatility. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. See the “Grants of Plan Based Awards Table” on page 40 for more information regarding the stock options we granted in 2010 to named executive officers.

(3)	Represents cash bonuses paid under the Annual Cash Bonus Plan based upon the achievement of EBITDA-based targets for the year noted. Such bonuses were paid in the following year. See “Compensation Discussion and Analysis” for further information.

(4)	The dollar value of the amounts shown in this column for 2010 includes the following:

Name	Car Allowance	401(k) Lost Benefit(a)	Profit Sharing	Matching Contributions to 401(k)	Post Termination Payments(b)	Temporary Living Expenses(c)	Dividend Equivalent(d)	Total
Jonathan W. Berger	$—	$—	$14,318	$8,591	$—	$13,636	$—	$36,545
Bruce J. Biemeck	$—	$—	$13,523	$8,113	$—	$9,694	$—	$31,330
David E. Simonelli	$11,450	$38,658	$17,800	$14,700	$—	$—	$1,407	$84,015
Kyle D. Johnson	$10,200	$8,737	$17,800	$14,700	$—	$—	$847	$52,284
John F. Karas	$10,200	$8,119	$17,700	$14,700	$—	$—	$822	$51,541
Douglas B. Mackie	$8,800	$—	$—	$13,010	$3,449,633	$—	$1,271	$3,472,714
Deborah A. Wensel	$8,000	$—	$—	$11,599	$457,629	$—	$745	$477,973
Richard M. Lowry	$3,000	$—	$—	$13,063	$2,722,932	$—	$439	$2,739,434

(a)	See the description of the cash compensation for the 401(k) lost benefit plan in “Compensation Discussion and Analysis.”

(b)	Reflects compensation expense recorded in 2010 in connection with the separation of Mr. Mackie, Ms. Wensel and Mr. Lowry. For Mr. Mackie, this includes $337,500 paid to Mr. Mackie for consulting services. In the case of Ms. Wensel and Mr. Lowry, the amount reflected is net of $67,371 and $23,810, respectively, of compensation expense which was reversed in connection with their separation of employment. See “Compensation Discussion and Analysis—Separation Agreements with Former Executives.”

(c)	See “Executive Employment Arrangements” below.

(d)	Amount received by the named executive officer in the form of dividend equivalent payment on Restricted Stock Units. In 2010, each of our named executive officers received a dividend equivalent payment of $0.068 for each Restricted Stock Unit held by such named executive officer.

(5)	Mr. Berger was appointed Chief Executive Officer effective September 7, 2010.

(6)	Includes $50,270 paid to Mr. Berger for service on our Board prior to his appointment as Chief Executive Officer.

(7)	Bonus paid pursuant to terms of Employment Agreement.

(8)	Includes $42,962 in awards made in our common stock for service on our Board prior to his appointment as Chief Executive Officer.

(9)	Mr. Biemeck was appointed President, Chief Financial Officer and Treasurer effective September 7, 2010.

(10)	Includes $52,874 paid to Mr. Biemeck for service on our Board prior to his appointment as President, Chief Financial Officer and Treasurer.

(11)	Bonus paid pursuant to terms of Employment Agreement.

(12)	Includes $42,962 in awards made in our common stock for service on our Board prior to his appointment as President, Chief Financial Officer and Treasurer.

(13)	Represents discretionary cash bonus paid to the named executive officers in 2008.

(14)	Prior to 2010, Mr. Karas was not a named executive officer of the Company.

Grants of Plan Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold(1) ($)	Target ($)	Maximum ($)
Jonathan W. Berger	March 31, 2010	—	—	—	2,976	(3)	—	—	$15,624
	June 30, 2010	—	—	—	2,604	(3)	—	—	$15,624
	September 27, 2010	—	—	—	9,208	(4)	—	—	$50,092
	September 30, 2010	—	—	—	2,017	(3)	—	—	$11,719
	March 14, 2011	—	—	—	16,490	(4)	—	—	$124,994
Bruce J. Biemeck	March 31, 2010	—	—	—	2,976	(3)	—	—	$15,624
	June 30, 2010	—	—	—	2,604	(3)	—	—	$15,624
	September 27, 2010	—	—	—	9,208	(4)	—	—	$50,092
	September 30, 2010	—	—	—	2,017	(3)	—	—	$11,719
	March 14, 2011	—	—	—	16,490	(4)	—	—	$124,994
David E. Simonelli	February 2010	$71,250	$142,500	$285,000
	May 27, 2010				13,333		53,059	$5.70	$210,768
Kyle D. Johnson	February 2010	$42,038	$84,788	$169,575
	May 27, 2010				3,684		14,549	$5.70	$57,953
John F. Karas	February 2010	$42,394	$84,075	$168,150
	May 27, 2010				3,596		14,335	$5.70	$56,908
Douglas B. Mackie	February 2010	$158,550	$317,100	$634,200
	May 27, 2010				21,053		85,580	$5.70	$337,373
Deborah A. Wensel	February 2010	$66,738	$133,475	$266,550
	May 27, 2010				10,526		53,059	$5.70	$168,687
Richard M. Lowry	February 2010	$152,950	$305,900	$611,800

(1)	As described above, bonus awards under the Bonus Plan are based on the achievement of budgeted dredging EBITDA. Under the Bonus Plan, the executive is not eligible to receive a bonus until 90% of the budgeted dredging EBITDA is reached. See “Compensation Discussion and Analysis—Components of Total Compensation—Annual Cash Bonus Incentive.”

(2)	Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)	Stock awarded for service on the Board prior to September 7, 2010.

(4)	Stock awarded pursuant to the terms of the employment agreements with Messrs. Berger and Biemeck. See “Executive Employment Arrangements” below.

The following table sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2010:

Outstanding Equity Awards at December 31, 2010

Name	Options Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Jonathan W. Berger	—	—		—	—	—		—
Bruce J. Biemeck	—	—		—	—	—		—
David E. Simonelli	8,744	4,371	(2)	$5.41	May 20, 2018	5,388	(3)	$39,710
	7,997	15,994	(4)	$3.82	May 13, 2019	5,307	(5)	$39,113
		53,059	(6)	$5.70	May 27, 2020	13,333	(7)	$98,264
Kyle D. Johnson	7,940	3,970	(2)	$5.41	May 20, 2018	4,893	(3)	$36,061
	7,241	14,481	(4)	$3.82	May 13, 2019	4,805	(5)	$35,413
		14,549	(6)	$5.70	May 27, 2020	3,684	(7)	$27,151
John F. Karas	7,562	3,781	(2)	$5.41	May 20, 2018	4,660	(3)	$34,344
	7,133	14,265	(4)	$3.82	May 13, 2019	4,733	(5)	$34,882
		14,335	(6)	$5.70	May 27, 2020	3,596	(7)	$26,503
Douglas B. Mackie	41,750	20,874	(2)	$5.41	May 20, 2018	13,853	(3)	$102,097
	19,582	39,164	(8)	$3.82	May 13, 2019	12,995	(8)	$95,773
		85,580	(8)	$5.70	May 27, 2020	21,053	(8)	$155,161
Deborah A. Wensel	—	—		—	—	—		—
Richard M. Lowry	—	—		—	—	—		—

(1)	Based on the closing price of our common stock of $7.37 on December 31, 2010, as reported on the NASDAQ Global Market.

(2)	Options vest on May 20, 2011.

(3)	Restricted stock units vest on May 20, 2011.

(4)	Options vest in two equal installments on May 13, 2011 and May 13, 2012.

(5)	Restricted stock units vest on May 13, 2012.

(6)	Options vest in three equal installments on May 27, 2011, May 27, 2012 and May 27, 2013.

(7)	Restricted stock units vest on May 27, 2013.

(8)	In accordance with his separation agreement, Mr. Mackie’s remaining options and restricted stock units that vest after May 20, 2011 will vest in September 2011.

Mr. Lowry and Ms. Wensel exercised their vested options within 90 days of termination. Mr. Lowry’s 12,536 restricted stock units vested upon his termination. None of our other named executive officers exercised options and no restricted stock units vested for our named executive officers during the year ended December 31, 2010.

Options Exercised and Stock Vested in 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jonathan W. Berger	—	—	—	—
Bruce J. Biemeck	—	—	—	—
David E. Simonelli	—	—	—	—
Kyle D. Johnson	—	—	—	—
John F. Karas	—	—	—	—
Douglas B. Mackie	—	—	—	—
Deborah A. Wensel	38,045	$185,057	—	—
Richard Lowry	97,917	$147,802	13,302	$71,698

(1)	This column reflects the difference between the market value of the shares on the date of exercise and the exercise price.

(2)	Amounts were determined by multiplying the number of shares of restricted stock that vested upon Mr. Lowry’s termination on April 19, 2010 by $5.39, the closing price on the NASDAQ Global Market of our common stock on such date.

Executive Employment Arrangements

On September 7, 2010 we entered into new employment agreements with Jonathan W. Berger, Chief Executive Officer, and Bruce J. Biemeck, President, Chief Financial Officer and Treasurer, each referred to as an “Executive.” Each employment agreement provides for an initial term of three years with automatic renewal for successive one-year terms, unless sooner terminated by either party giving 90 days written notice prior to the end of the then-current term.

Base Salary and Benefits.    The employment agreements provide for 2010 base salaries, referred to as “Base Salaries,” for Messrs. Berger and Biemeck of $450,000 and $425,000, respectively, subject to increase by the Board, or decrease by up to 10 percent if there is a salary reduction effecting substantially all executives or managerial employees. For 2010, each Executive was provided with a bonus of $250,000, approximately 50 percent of which was paid in shares of our common stock and the remainder of which was paid in cash. Beginning in 2011, each Executive will be eligible to participate in our annual performance bonus plans and long-term incentive plans that we establish for our senior executive officers, with maximum annual incentive compensation payable to Messrs. Berger and Biemeck of $550,000 and $525,000, respectively, unless such amount is adjusted by the Compensation Committee, paid 50% in our common stock and the remainder paid in cash. Each Executive will be eligible to participate in any equity-based plans that we establish for our senior executive officers.

The employment agreements also required us to grant to each Executive by September 27, 2010 a long-term equity incentive award representing approximately $50,000 in Company common stock. Messrs. Berger and Biemeck are eligible to participate in any employee benefit plans that we offer, including the 401(k) Lost Benefit Plan. We must also reimburse each Executive for reasonable housing and travel expenses, up to a maximum of $5,000 per month, for the first six months of the employment term. The Executives must retain all shares of our stock received as compensation, provided that sales are permitted as long as his remaining beneficial ownership exceeds four times his then current base salary.

Voluntary Resignation.    We are responsible for the following payments upon the Executive’s termination for any reason:

•	earned but unpaid Base Salary through the date of termination;

•

any amounts payable under our executive benefit plans (other than any severance or termination pay plan) in accordance with the terms of those plans, except as may be required under Tax Code Section 401(a)(13); and

•	any unreimbursed business expenses.

Additionally, Messrs. Berger and Biemeck would be entitled to continued health benefits during the COBRA continuation period.

Termination of Employment With Cause.    Upon termination with Cause (as defined below), each Executive is entitled to the same compensation and benefits for which he is entitled under a voluntary resignation (as set forth above).

“Cause” means the occurrence of any of the following:

•	Executive materially breaches Executive’s obligations under the employment agreement or any of our established policies;

•	Executive commits an act constituting a felony or engages in unethical or immoral conduct that, in the reasonable judgment of the Board, could injure our integrity, character or reputation;

•

Executive fails, refuses or is unable to perform, or habitually neglects, Executive’s duties and responsibilities under the employment agreement, and continues such failure, refusal, inability or neglect after having been given written notice by us that specifies what duties Executive failed to perform and an opportunity to cure of 15 days;

•	Executive commits an act of material dishonesty, misconduct or fraud in connection with his job duties, or otherwise violates a fiduciary duty to us; or

•

Executive fails to reasonably cooperate with any audit or investigation involving us or our business practices after having been given written notice by us that specifies Executive’s failure to cooperate and an opportunity to cure of 15 days.

Termination of Employment Without Cause.    Upon termination without Cause (as defined above), depending on when termination occurs during the employment term, each Executive is entitled to between 12 months and 18 months of his then current base salary, a pro rata portion of his annual bonus and the 401(k) Lost Benefit Plan benefits earned but unpaid through the termination date, vesting credit for any unvested equity awards through the end of the applicable period over which severance payments are payable, and continued coverage under our medical and dental plans for up to 24 months following the termination date.

Executive’s voluntary resignation of employment due to a material diminution of his authority, duties or responsibilities is treated as a termination by us without Cause.

Additional Vesting in the Case of Death, Disability or Retirement.    In addition to amounts otherwise payable to each of the Executives upon a separation from service, each Executive will be granted additional vesting (1) equal to the greater of 18 months vesting credit and the amount of additional vesting credit under any applicable Company plan upon his death or disability or (2) upon the retirement of Messrs Berger and Biemeck after five years and four and one-half years, respectively.

Change in Control.    If within 18 months of a change in control, we terminate the employment of Messrs. Berger or Biemeck other than for Cause, we will pay the Executive, in lieu of any cash severance payment, (1) a lump sum payment equal to one and one-half (1.5) times the Executive’s then current base salary; and (2) the pro rata portion of the annual bonus and the 401(k) Lost Benefit Plan benefits earned but unpaid through the termination date. In the event of such a change of control, the Executives are also entitled to continued coverage under our medical and dental plans for up to 24 months following the termination date and will receive 18 months vesting credit for unvested equity awards.

For purposes of the employment agreements with the Executives, our “Change in Control” will be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

•

The “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing thirty percent (30%) or more of our then outstanding voting securities entitled to vote generally in the election of directors, referred to as the “Voting Securities,” is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) (other than us, any trustee or other fiduciary holding securities under our employee benefit plan, our holders of capital stock as of the date of the employment agreement or an affiliate thereof, any corporation owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of our stock); provided, however that any acquisition from us or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) (as set forth below for a Business Combination) will not be a Change in Control, and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of twenty-five percent (25%) or more of our Voting Securities;

•

Within any twelve month period that includes or is after September 7, 2010, individuals who constitute the Board, referred to as the “Incumbent Board,” cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to September 7, 2010 whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

•

Consummation by us of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, referred to as a “Business Combination,” in each case, unless immediately following such Business Combination: (A) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination, referred to as the “Surviving Corporation,” or (y) if applicable, a corporation that as a result of such transaction owns us or all or substantially all of our assets either directly or through one or more subsidiaries, referred to as the “Parent Corporation,” is represented, directly or indirectly by Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of Voting Securities, (B) no Person (excluding any of our employee benefit plan (or related trust) or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that our ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

•	Approval by our stockholders of our complete liquidation or dissolution.

However, in no event will a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change in Control transaction. The Executive will be deemed “part of a purchasing group” if the Executive is an equity participant in the purchasing company or group (except: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors; provided that, for purposes of the foregoing, participation as a management investor in such purchasing company will not be deemed to be within the exceptions provided for in (i) and (ii)).

Confidentiality, Non-Competition and Non-Solicitation.    Each Executive is subject to provisions restricting disclosure of non-public information. During the terms of their employment agreements and for eighteen months thereafter, Messrs. Berger and Biemeck are prohibited from directly or indirectly carrying on, engaging or having a financial interest in any business which is in material competition with our business. During the eighteen months following the terms of their employment agreements, the Executives are further prohibited from (1) directly or indirectly soliciting for employment, hiring or engaging any person who is or was employed by us within the six month period prior to the solicitation, hire or engagement; (2) otherwise interfering with the relationship between such person and us; or (3) otherwise interfering with our business relationships with our customers, vendors or agents.

During the employment term and for eighteen months following termination, each Executive is subject to confidentiality provisions and restrictive covenants, including non-competition and non-solicitation covenants.

Other Potential Post-Employment Payments

Below is the estimated amount that each of Messrs. Berger and Biemeck would be entitled to receive upon termination of their employment pursuant to the terms of their employment agreements and pursuant to our plans and equity award agreements between such individuals and us. In addition, below is the estimated amount that each of Messrs. Simonelli, Johnson and Karas would be entitled to receive pursuant to our plans and equity award agreements between such individuals and us. For the purpose of determining the amounts set forth below, the termination of employment or change of control is assumed to have occurred at the close of business on December 31, 2010.

Potential Payments upon Termination of Employment or Change in Control

Name	Benefit	Termination Without Cause (1)		Termination for Cause or Voluntary Termination	Death or Disability		Change in Control
Jonathan W. Berger	Base salary	$225,000		$—	$—		$675,000
	Bonus	—		—	—		250,000
	Stock Options	—		—	—		—
	Restricted Stock	—		—	—		—
	Benefits	—		—	—		—

Total:		225,000		—	—		925,000
Bruce J. Biemeck	Base salary	$212,500		$—	$—		$637,500
	Bonus	—		—	—		250,000
	Stock Options	—		—	—		—
	Restricted Stock	—		—	—		—
	Benefits	—		—	—		—

Total:		212,500		—	—		887,500
David E. Simonelli	Base salary	$150,000	(2)	$—	$—		$150,000	(2)
	Bonus	—		—	—		—
	Stock Options	—		—	154,154	(3)	154,154	(3)
	Restricted Stock	—		—	177,086	(4)	177,086	(4)
	Benefits	—		—	—		—

Total:		150,000		—	331,240		481,240
Kyle D. Johnson	Base salary	$89,250	(2)	$—	$—		$89,250	(2)
	Bonus	—		—	—		—
	Stock Options	—		—	83,666	(3)	83,666	(3)
	Restricted Stock	—		—	98,625	(4)	98,625	(4)
	Benefits(4)	—		—	—		—

Total:		89,250		—	182,291		271,541
John Karas	Base salary	$88,500	(2)	$—	$—		$88,500	(2)
	Bonus	—		—	—		—
	Stock Options	—		—	82,171	(3)	82,171	(3)
	Restricted Stock	—		—	95,729	(4)	95,729	(4)
	Benefits(4)	—		—	—		—

Total:		88,500		—	177,900		266,400

(1)	As to Messrs. Berger and Biemeck, this includes voluntary resignation of employment due to a material diminution of his authority, duties or responsibilities.

(2)	Messrs. Simonelli, Johnson and Karas would be entitled to severance compensation if the executive is terminated by us other than for cause or as a result of death or permanent disability. Severance payments are based on years of service. Based on their years of service, each of Messrs. Simonelli, Johnson and Karas would receive six months of severance. Payments would be made by us on a semi-monthly basis, but could be paid in a lump sum if agreed to by the Compensation Committee.

(3)	Represents the value of unvested stock options calculated by multiplying the number of shares underlying such options by the difference between the $7.37 per share closing price of our stock on the NASDAQ Global Market on December 31, 2010 and the option exercise price with respect to each option. In the event of a change in control, our Board may accelerate the vesting of the options at its discretion.

(4)	Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by such named executive officer by $7.37, the closing price of our stock on the NASDAQ Global Market on December 31, 2010. In the event of a change in control, our Board may accelerate the vesting of the shares of restricted stock at its discretion.

In connection with their separations from employment, Mr. Mackie, Ms. Wensel and Mr. Lowry received, or in the case of Mr. Mackie received or is entitled to receive, payments pursuant to their separation arrangements. For a description of the separation arrangements, see “Compensation Discussion and Analysis—Separation Arrangements with Former Executives.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of Great Lakes or any of our subsidiaries during 2010, or was a former officer or employee of the same, except that Mr. Weiss was Aldabra’s chief executive officer, secretary and a member of Aldabra’s board of directors from Aldabra’s inception until the completion of the Aldabra merger in December 2006. In addition, Mr. Biemeck served on our Compensation Committee during 2010 until he resigned in connection with his appointment as President, Chief Financial Officer and Treasurer in September 2010. No interlocking relationship existed during the year ended December 31, 2010 between our Board or Compensation Committee and the board or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Board of Directors is asking shareholders to cast an advisory vote on executive compensation. The advisory vote is a non-binding vote on the executive compensation of the named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement. The advisory vote on executive compensation is not a vote on our general compensation policies, compensation of our Board of Directors or our compensation policies as they relate to risk management. The Dodd-Frank Act requires us to hold the advisory vote on executive compensation at least once every three years.

Our executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve short-term and long-term corporate objectives and create stockholder value. The Compensation Committee believes our executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

The Compensation Committee and the Board believe our executive compensation programs are effective at incentivizing the achievement of outstanding financial performance and superior returns to stockholders. Net income for 2010 exceeded our budget of $12.1 million, totaling a record $34.6 million, or $.59 earnings per diluted share, up from $.30 earnings per diluted share a year earlier. Revenues for 2010 exceeded our budget of $583.2 million, totaling $686.9 million, up 10.4% from the prior year.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Great Lakes Dredge & Dock Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 annual meeting proxy statement.

This advisory vote on executive compensation is not binding on our Board of Directors. However, the Compensation Committee, which is comprised of independent directors, values constructive dialogue with our stockholders on executive compensation and other important governance topics and encourages all stockholders to vote their shares on this matter. The Board and Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the our named executive officers, as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure, set forth in this proxy statement. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 4—FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program and in accordance with Section 951 of the Dodd-Frank Act, we are required to give our stockholders the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend that stockholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation.

The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation. Because this vote is advisory it will not be binding on the Company or our Board.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

The Board of Directors recommends stockholders select three years when voting on the frequency of advisory votes on the compensation of our named executive officers set forth in our proxy statement. Properly dated and signed proxies will be so voted unless stockholders specify otherwise. Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the four choices included in the resolution set forth above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with Related Persons

Investor Rights Agreement.    In connection with the Aldabra Merger, Aldabra, Great Lakes, certain Aldabra stockholders and certain of our stockholders entered into an investor rights agreement. The investor rights agreement provides for certain registration rights with respect to shares held by the Aldabra stockholders who are party to the investor rights agreements, referred to as the “Aldabra Registrable Securities,” and to shares held by certain other of our stockholders party to the investor rights agreement, referred to as the “Other Registrable Securities.” Holders of at least a majority of Aldabra Registrable Securities have the right to demand registration under the Securities Act of all or any portion of their registrable securities subject to certain amount and time limitations. Holders of the Aldabra Registrable Securities may only demand one long-form registration and one short-form registration. Additionally, whenever we propose to register any of our securities under the Securities Act and the registration form to be used may be used for the registration of registrable securities, holders of Aldabra Registrable Securities or Other Registrable Securities will have the right to request the inclusion of their registrable securities in such registration.

Family Relationships

Kathleen M. LaVoy presently serves as our Chief Legal Officer, Chief Compliance Officer and Secretary. Mrs. LaVoy is the daughter of Douglas B. Mackie, one of our directors. During 2010, Mrs. LaVoy received $192,688 in total compensation in this capacity.

Review, Approval or Ratification of Transactions with Related Persons

Related Party Transaction Policies and Procedures.    All interested transactions with related parties are subject to our Related Party Transaction Policies and Procedures, which are set forth in writing. The Audit Committee is responsible for applying the Related Party Transaction Policy. For purposes of the Related Party Transaction Policy, the terms “interested transaction” and “related parties” are defined as follows:

•

“interested transaction” means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest, other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity.

•	“related party” means any:

•

person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director;

•	greater than five percent (5%) beneficial owner of our common stock; or

•

immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

In determining the propriety of an interested transaction with a related party, the Audit Committee will take into account, among other factors it deems important, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Board has delegated to the chairman of the Audit Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000.

The Audit Committee has reviewed the following transactions and determined that each such transaction shall be deemed to be pre-approved or ratified under the terms of the Related Party Transaction Policy:

•	Employment of executive officers. Any employment by us of an executive officer if:

•

the related compensation is required to be reported in our proxy statement under the compensation disclosure requirements set forth in Item 402 of Regulation S-K under the Exchange Act, which are generally applicable to “named executive officers;” or

•

the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our proxy statement under the compensation disclosure requirements of Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and our Compensation Committee approved (or recommended that our Board approve) such compensation.

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

•

Certain transactions with other companies.    Any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent (10%) of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of that company’s total annual revenues.

•

Certain charitable contributions.    Any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of the charitable organization’s total annual receipts.

•

Transactions where all stockholders receive proportional benefits.    Any transaction where the Related Person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends).

Entering into the investor rights agreement was approved by our entire Board of Directors in connection with the Aldabra Merger. Prior to the Aldabra Merger, we did not have an independent audit committee, as we were a privately held company.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010 regarding the number of securities which could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the 2007 Plan, and the number of securities then remaining for future issuance under the 2007 Plan. We do not have any equity compensation plans that have not been approved by our security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders	1,360,645	(1)	4.99	(2)	4,439,355
Equity Compensation Plans Not Approved By Security Holders	N/A		N/A		N/A
TOTAL	1,360,645		4.99		4,439,355

(1)	Includes 355,298 shares of our common stock issuable pursuant to restricted stock units under our 2007 Plan. Restricted stock units represent an unfunded, unsecured right to receive shares of our common stock.

(2)	Because restricted stock units do not have an exercise price, 355,298 shares of our common stock issuable pursuant to restricted stock units under our 2007 Plan are not included in the calculation of weighted average exercise price.

MATTERS RELATED TO INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has been appointed by the Audit Committee to be our independent registered public accounting firm for the year ending December 31, 2011. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the Annual Meeting pursuant to Proposal 2 on page 23 of this proxy statement.

Professional Fees

We paid the following professional fees to our independent registered public accounting firm, Deloitte & Touche LLP and its affiliates, for the years ended December 31, 2010 and 2009:

	Paid for the year ended December 31,
	2010	2009
	(in thousands)
Audit Fees(1)	$1,507.4	$1,357.9
Audit-Related Fees	11.0	21.0
Tax Fees(2)	125.2	161.0
All Other Fees(3)	6.0	5.4

Total	$1,649.6	$1,545.3

(1)	This category includes audit fees for services related to our annual audits of our financial statements and internal control over financial reporting, and quarterly reviews of our financial statements performed in accordance with accounting standards generally accepted in the United States of America, and services that are normally provided by Deloitte & Touche LLP related to statutory or regulatory filings or engagements.

(2)	This category primarily includes fees for tax advice and return preparation for expatriate employees, tax planning and compliance related to our international operations, and other tax advice related to specific non-routine transactions.

(3)	This category includes subscription fees to an online accounting research tool.

Pre-Approval Policy for Independent Accountant Services

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent accountants. From time to time, however, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee may also pre-approve services on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. For the year ended December 31, 2010, the Audit Committee pre-approved all such audit and non-audit services, including tax services, provided by the independent accountants.

Report of the Audit Committee of the Board of Directors

With respect to 2010, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with our independent auditor, Deloitte & Touche LLP, referred to as “Deloitte,” the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from Deloitte required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and has discussed with Deloitte its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our 2010 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors:

Carl A. Albert, Chairman

Stephen H. Bittel

Peter R. Deutsch

MISCELLANEOUS

Proposals for the 2012 Annual Meeting

Pursuant to federal securities laws, any proposal by a stockholder to be presented at the 2012 Annual Meeting of Stockholders and to be included in our proxy statement must be received at our executive office at 2122 York Road, Oak Brook, Illinois 60523, no later than the close of business on December 9, 2011. Proposals should be sent to the attention of our Secretary at our principal executive office. Pursuant to our Bylaws, in order for a stockholder’s nominee for election as a director or any other business to be properly brought before an Annual Meeting of Stockholders, the stockholder must give written notice of such stockholder’s intent to bring a matter before the Annual Meeting no earlier than December 9, 2011, and no later than January 8, 2012. If the 2012 Annual Meeting is called for a date that is not within 30 days of the anniversary of the 2011 Annual Meeting, written notice of such stockholder’s intent to bring a matter before the Annual Meeting must be received not later than the close of business on the tenth day following the date on which the first public disclosure of the date of the Annual Meeting is made. Each such notice should be sent to the attention of our Secretary at our principal executive office, and must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2010 is being mailed to stockholders together with this proxy statement. The Annual Report to Stockholders is not part of the soliciting materials.

Availability of Information

This proxy statement is accompanied by our Annual Report, which includes our Form 10-K for the year ended December 31, 2010, which we previously filed with the SEC and which includes audited financial statements. You can obtain any of the documents that we file with the SEC (including an additional copy of our 2010 Annual Report on Form 10-K) by contacting us or the SEC. To obtain documents from us, please direct requests in writing to:

Kathleen M. LaVoy

Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

We will send you the requested documents without charge, excluding exhibits. In addition, this proxy statement and Annual Report to Stockholders for the year ended December 31, 2010 are available at www.gldd.com/proxy.

You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Copies of such materials also can be obtained at the SEC’s website, www.sec.gov or by mail from the Public Reference Room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2011 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

The Audit Committee Report (including reference to the independence of the members of the Audit Committee) is not deemed to be filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such information by reference.

By Order of the Board of Directors,

Kathleen M. LaVoy

Secretary

April 7, 2011

GREAT LAKES DREDGE & DOCK CORPORATION

VOTE BY INTERNET OR TELEPHONE QUICK « « « EASY « « « IMMEDIATE

As a stockholder of Great Lakes Dredge & Dock Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Daylight Time, on May 3, 2011.

Vote Your Proxy on the Internet:	OR	Vote Your Proxy by Phone:	OR	Vote Your Proxy by mail:
Call 1 (866) 894-0537
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

PROXY	Please mark your votes like this	☒

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2 AND 3 AND “3 YEARS” FOR PROPOSAL 4.

1. Election of three directors nominated by the Board of Directors. NOMINEES: 01 Peter R. Deutsch 02 Nathan D. Leight 03 Douglas B. Mackie	FOR the nominees listed to the left ☐ ☐ ☐	WITHHOLD AUTHORITY to vote for the nominees listed to the left ☐ ☐ ☐	3. Advisory vote on executive compensation ☐ FOR ☐ AGAINST ☐ ABSTAIN 4. Advisory vote on the frequency of advisory vote on executive compensation ☐ 3 YEARS ☐ 2 YEARS ☐ 1 YEAR ☐ ABSTAIN

2. To ratify the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011. ☐ FOR ☐ AGAINST ☐ ABSTAIN

5.  In his or her discretion, upon such other matters as may properly come before the meeting.

Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying such Notice and the Annual Report to Stockholders for the year ended December 31, 2010.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date , 2011.

Note: If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

GREAT LAKES DREDGE & DOCK CORPORATION

PROXY

Annual Meeting of Stockholders

May 4, 2011

(Solicited On Behalf Of the Board of Directors)

The undersigned stockholder of Great Lakes Dredge & Dock Corporation hereby constitutes and appoints Jonathan W. Berger and Kathleen M. LaVoy, each of them acting singly, as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the 2011 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation, referred to as the “Company,” to be held at Lewis University, 2122 York Road, Oak Brook, Illinois 60523 on Wednesday, May 4, 2011 at 10:00 A.M. Central Daylight Time, and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.

(Continued, and to be signed, on the reverse side)